EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Investors & Financial Media:	Media:
Mitch Gellman	Elaine Marshall
(949) 260-8328	(949) 260-8219
ir@simpletech.com	emarshall@simpletech.com

SIMPLETECH ANNOUNCES BETTER THAN EXPECTED REVENUES AND EARNINGS

FOR THE FIRST QUARTER OF 2004 DUE TO CONTINUED MOMENTUM

IN STACKING MEMORY BUSINESS

GROSS MARGIN INCREASES BY 1%

April 27, 2004 — Santa Ana, Calif. — SimpleTech, Inc. (Nasdaq:STEC), a designer, manufacturer and marketer of custom and open-standard memory solutions based on Flash memory and DRAM technologies, today announced its financial results for the first quarter ended March 31, 2004.

Revenues for the first quarter of 2004 were $66.3 million, a decrease of 3% from $68.7 million for the fourth quarter of 2003, and an increase of 62% from $40.9 million for the first quarter of 2003. Revenues for the first quarter of 2004 increased from the first quarter of 2003 due to revenue growth from all major product lines, including a 785% increase in sales of stacking memory products. Gross profit margin increased 1.0% from 16.4% in the fourth quarter of 2003 to 17.4% in the first quarter of 2004. Net income per diluted share for the first quarter of 2004 was $0.01, compared to a net income per diluted share of $0.01 for the fourth quarter of 2003 and a loss per diluted share of $0.04 for the first quarter of 2003.

Business Segments

Consumer Division

Revenues from Consumer Division customers comprised 58% of total revenues for the first quarter of 2004, compared to 64% of total revenues for the fourth quarter of 2003. Consumer Division revenues decreased 12% from $43.6 million for the fourth quarter of 2003 to $38.2 million for the first quarter of 2004 due primarily to seasonality and the elimination of retail Flash rebate programs.

OEM Division

Revenues from OEM Division customers comprised 42% of total revenues for the first quarter of 2004, compared to 36% of total revenues for the fourth quarter of 2003. OEM Division revenues increased 12% from $25.0 million for the fourth quarter of 2003 to $28.1 million for the first quarter of 2004. This sequential growth resulted from all major product lines, including an increase of approximately $2.9 million in the sales of stacking memory products to customers in the server, networking and telecom industries.

Xiran Division

During the first quarter of 2004, the Xiran Division continued to ship evaluation accelerator card products to potential customers in the networking and storage markets. The Xiran Division is now focusing substantially all of its efforts towards developing IP storage solutions, including iSCSI target and initiator applications.

Business Outlook

“We are pleased with our performance for the first quarter of 2004, particularly after exceeding our revenue and earnings expectations,” said Manouch Moshayedi, SimpleTech’s Chief Executive Officer. “This is especially gratifying when you consider that the first quarter is typically our weakest quarter because of the seasonality of the industry.

“Moreover, we are enthusiastic about our business prospects for the remainder of 2004 due to a variety of recent achievements and developments in both the Flash and DRAM sectors. As I mentioned in last quarter’s earnings conference call, one of our goals was to expand our gross margin by the fourth quarter of 2004. As new supply comes into the Flash market, inventory management will be an important priority. We believe our fourteen years of experience in the memory industry and inventory management systems should enable us to minimize inventory risk relative to many of our competitors.

“The factors that drive the DRAM industry have been positive for several quarters. Most notably, DRAM component prices have increased significantly since the beginning of this year. Historically, increased DRAM component prices have translated into increased average selling prices and gross profit.

“In the first quarter of 2004, we successfully reduced our operating expenses compared to the fourth quarter of 2003, a goal that we also discussed in our last earnings conference call. In addition, our stacking product revenues continued to grow, increasing 16% during the first quarter of 2004.

“We believe that the outlook for SimpleTech for the remainder of 2004 is bright given the recent accomplishments and current state of the environment that we operate in. While volatility is always a characteristic of both the Flash and DRAM markets, we currently expect, based on our historical second-quarter performance, our revenues for the second quarter of 2004 will be relatively flat.

Conference Call

SimpleTech, Inc. will hold an open conference call to discuss results for the first quarter of 2004. The call will take place today at 1:30 p.m., Pacific/4:30 p.m., Eastern. The call-in numbers for the conference are 1-800-781-3662 (United States and Canada) and 1-706-643-7710 (International). A digital recording of the call will be available for 48 hours beginning approximately two hours after the completion of the conference. The call-in numbers for the replay are 1-800-642-1687 (United States and Canada) and 1-706-645-9291 (International). The access code for the replay is 6805937.

Webcast

This call is being webcast by CCBN and can be accessed at www.simpletech.com, then click on “Investor Relations.”

About SimpleTech, Inc. (Nasdaq: STEC)

SimpleTech, Inc., designs, manufactures and markets custom and open-standard memory solutions based on Flash and DRAM memory technologies. Headquartered in Santa Ana, California, the company offers a comprehensive line of over 2,500 products and specializes in developing high-density memory modules, memory cards and storage drives. For information about SimpleTech, Inc., and to subscribe to the company’s “Email Alert” service, please visit our web site at www.simpletech.com, click “Investor Relations” and then Email Alert.

Safe Harbor

This release may contain forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning our enthusiasm about our business prospects for the remainder of 2004, our ability to become more competitive in new and existing markets, expected improvement of gross margin, minimization of inventory management risk, increase in DRAM component prices translating into increased average selling prices and gross profit, continued growth of stacking product revenues, and revenues guidance for the second quarter of 2004. Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” in filings with the Securities and Exchange Commission made from time to time by SimpleTech, including its Annual Report on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K. Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include the following risks: the cost of raw materials may fluctuate widely in the future, DRAM component pricing may decrease resulting in lower average selling prices and gross profit, DRAM supply may tighten requiring suppliers to place their customers, including SimpleTech, on limited component allocation, Flash and DRAM demand or component pricing may decrease or become unstable, the revenue growth achieved in the first quarter of 2004 may not be indicative of future revenue growth, new and changing technologies may limit the applications of SimpleTech’s products, new customer and supplier relationships may not be implemented successfully, evaluation units shipped by the Xiran Division products may not lead to significant future revenues, the Xiran Division technology may not achieve timely product commercialization, the Xiran Division technology may not be synergistic with our existing business and the cost to operate the Xiran Division may vary from projections. SimpleTech undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

SimpleTech, Inc.

Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2004	December 31, 2003
ASSETS:
Current Assets:
Cash, cash equivalents and marketable securities	$67,417	$76,394
Accounts receivable, net of allowances of $1,265 at March 31, 2004 and $1,100 at December 31, 2003	31,525	33,036
Inventory, net	38,975	26,704
Deferred income taxes	1,315	1,087
Other current assets	1,550	2,236

Total current assets	140,782	139,457
Furniture, fixtures and equipment, net	8,497	9,263
Intangible assets	341	372
Deferred income taxes	4,398	4,577

Total assets	$154,018	$153,669

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$20,839	$20,388
Accrued and other liabilities	4,327	4,957

Total liabilities	25,166	25,345

Shareholders’ Equity:
Common stock	48	48
Additional paid-in capital	123,006	122,777
Retained earnings	5,798	5,499

Total shareholders’ equity	128,852	128,324

Total liabilities and shareholders’ equity	$154,018	$153,669

SimpleTech, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2004	2003
		(Revised - Note 1)
Net revenues	$66,291	$40,918
Cost of revenues	54,766	33,846

Gross profit	11,525	7,072

Sales and marketing	5,634	5,372
General and administrative	3,095	2,538
Research and development	2,542	2,063

Total operating expenses	11,271	9,973

(Loss) income from operations	254	(2,901)
Interest and other expense (income), net	199	151

(Loss) income before (benefit) provision for income taxes	453	(2,750)
(Benefit) provision for income taxes	154	(1,190)

Net (loss) income	$299	$(1,560)

Net (loss) income per share:
Basic	$0.01	$(0.04)

Diluted	$0.01	$(0.04)

Weighted average shares outstanding:
Basic	47,829,222	38,842,522

Diluted	50,213,630	38,842,522

Note 1 - We revised our previously issued consolidated financial statements for the quarter ended March 31, 2003. The revision had no impact on revenues, increased gross profit by $141,000, decreased operating expenses by $32,000 and reduced net loss by $101,000 in the first quarter of 2003. For more details regarding the revision, see Note 2 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2003, which was filed with the SEC on March 31, 2004.